AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into as of January 1, 2002, by and between VALESC INC., a Delaware corporation ("Company"), and SAMUEL COHEN, an individual residing in the State of New York ("Employee").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, Company is in the business of marketing and selling health care supplies, materials, devices and equipment (the "Business");

         WHEREAS, Company has begun to employ Employee and Employee has entered into the employ of Company on the terms and conditions contained in this Agreement; and

         WHEREAS, Company and Employee previously entered into an Employment Agreement dated as of April 2, 2001, which they now desire to amend and restate as provided herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. Company hereby employs Employee and Employee hereby accepts employment with Company for the period and upon the terms and conditions contained in this Agreement.

         2. OFFICE AND DUTIES.

                  (a) Employee shall serve Company as its President and Treasurer and shall have all of the rights and duties of a president and treasurer of a Delaware corporation, and such other authority and responsibilities as the Board of Directors of Company may determine or direct from time to time.

                  (b) Throughout the term of this Agreement, Employee shall devote his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Company.

         3. TERM. This Agreement shall be for an initial term commencing on January 1, 2001 and ending on December 31, 2004 (the "Initial Term"), and shall be automatically extended for successive periods of one year each (each, a "Renewal Term") upon the same terms and conditions set forth in this Agreement unless this Agreement is terminated by either party by giving the other party notice of termination at least three (3) months before the expiration of the then current term. (The Initial Term and all Renewal Terms (if any) shall be collectively referred to herein as the "term".) For purposes of this Agreement, the first "year" of the term of this Agreement will begin on January 1, 2001 and end on December 31, 2001 (the "First Year"), and each subsequent "year" will begin on January 1 and end on December 31.

         4.       COMPENSATION AND BENEFITS.

                  (a)   BASE SALARY.

                           (i) For all of the services rendered by Employee to
Company, during each year of the Initial Term of his employment, Employee shall receive: (i) during the First Year of the Initial Term, an annual base salary equal to the greater of (a) $50,000 or (b) 2.5% of the total revenue of the Company and its subsidiaries for such year, up to a maximum of $150,000; (ii) during the Second Year of the Initial Term, an annual base salary equal to the greater of (a) $55,000 or (b) 2.5% of the total revenue of the Company and its subsidiaries for such year, up to a maximum of $165,000; and (iii) during the Third Year of the Initial Term, an annual base salary equal to the greater of
(a) $60,500 or (b) 2.5% of the total revenue of the Company and its subsidiaries for such year, up to a maximum of $181,500. Each increase in annual base salary during the Initial Term shall represent a 10% increase over the annual base salary for the preceding year. Employee's salary shall be payable in bi-monthly installments adjusted quarterly, as applicable, to reflect quarterly revenue figures and otherwise in accordance with Company's regular payroll practices and shall be subject to retention for all required deductions and withholdings therefrom. The Board of Directors of Company may, by action of its Board of Directors (with Employee abstaining from the vote on any such action), consider one or more increases in the salary payable to Employee under this Agreement with respect to any Renewal Term.

                           (ii) In the event that Company is not in a position,
due to its then- current financial situation, to make any salary payment(s) to Employee, the unpaid salary shall accrue without interest. All accrued and unpaid salary shall be immediately due and payable upon the occurrence of any "change of control" of Company, as defined in Section 10(c)(ii) hereof.

                  (b) BONUS. Employee shall be eligible to participate in bonuses awarded to senior management to the extent that such bonuses are awarded or authorized by the Board of Directors of Company from time to time during the term of this Agreement.

         5.       BENEFITS; EXPENSES.

                  (a) Throughout the term of this Agreement and as long as they are kept in force by Company, Employee shall be entitled to participate in and receive the benefits of any profit sharing or retirement plans and any health, life, accident or disability insurance plans or programs made available to other similarly situated employees of Company, subject to all of the terms and conditions of such plans and programs.

                  (b) Company will reimburse Employee for all reasonable expenses incurred by Employee in connection with the performance of Employee's duties hereunder upon receipt of receipts therefor and in accordance with Company's regular reimbursement procedures and practices in effect from time to time.

         6. STOCK OPTIONS. Employee will be granted the option to purchase a total of 300,000 shares of the Common Stock of the Company (the "Shares"). Employee's options to purchase the Shares shall vest in equal installments of 100,000 Shares at the end of each year during the Initial Term of his employment, so that, at the end of the three-year Initial Term, all of the options to purchase the Shares shall have vested. The options shall be exercisable for a period of three years following the date of vesting. The exercise price for the Shares subject to the options shall be as follows: (i) $.25 per Share for the 100,000 Shares that vest after the First Year; (ii) $.50 per Share for the 100,000 Shares that vest after the Second Year; and (iii) $.75 per Share for the 100,000 shares that vest after the Third Year. In the event that Employee is terminated "without cause" by Company (as defined in Section 10(b) hereof) or that Employee terminates his employment "for good reason" (as defined in Section 10(c) hereof), immediately upon such termination, any options then outstanding that have neither vested nor been terminated as of such date, shall vest and become subject to purchase by Employee.

         7.       CONFIDENTIAL INFORMATION.

                  (a) Employee acknowledges that Company has developed certain proprietary and confidential information, whether written or oral, tangible or intangible, whether machine readable or otherwise, which Company holds confidential and which have not yet been disclosed to and are not generally known by the public (collectively, the "Confidential Information").

                  (b) Employee acknowledges that, while he is employed by Company, he shall have access to such Confidential Information and agrees that all Confidential Information which he shall obtain, acquire or have access to, both during and after any expiration, termination or non-renewal of his employment, and for all purposes, shall be regarded and maintained by him in the strictest confidence, and shall not be disclosed, communicated or divulged, directly or indirectly, to any unauthorized person without the prior written consent of Company, except as may otherwise be required by law.

                  (c) Employee agrees that all written material and documents constituting Confidential Information are and shall remain the sole property of Company. Upon any expiration, termination or non-renewal of his employment with Company for any reason whatsoever, Employee shall immediately return all such materials and all copies thereof in his possession or under his control to Company.

                  (d) Notwithstanding the foregoing, the parties acknowledge that the term "Confidential Information" shall not apply to any information which: (i) is or becomes a part of the public domain through no wrongful act of Employee; or (ii) is rightfully obtained by Employee from a third party without restriction and without breach of this Agreement or any similar agreement; or
(iii) is independently developed by Employee without access to Company's information; or (iv) is known to Employee on or prior to the date of disclosure to Employee; or (v) is required to be used or disclosed by applicable law, as evidenced by a written opinion of counsel reasonably acceptable to Company. In any such event, Employee shall not have any obligation with respect to any such information.

         8.       OWNERSHIP.

                  (a) Any and all writings, inventions, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, which relate to or are useful in connection with the Business, shall be the sole and exclusive property of Company. Employee shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest absolute title thereto in Company. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

                  (b) Employee acknowledges and agrees that all copyrightable material generated or developed in connection with the services he provides to Company, if any, will be considered works made for hire and that such material will, upon its creation, be owned exclusively by Company. To the extent that Employee may be entitled to claim any ownership interest in any of the writings, inventions, improvements, processes, procedures and/or techniques described in
Section 8(a), whether copyrightable, patentable or otherwise, Employee hereby assigns and transfers to Company all of his right, title and interest in and to such materials, under patent, copyright, trade secret, trademark other applicable laws, in perpetuity or for the longest period otherwise permitted by law.

         9.       CERTAIN RESTRICTIONS ON BUSINESS ACTIVITIES.

                  (a)      Employee agrees that:

                           (i) BUSINESS ACTIVITIES. During the term of this
Agreement, Employee will not, directly or indirectly, own an interest in, operate, join, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal of any corporation, partnership, proprietorship, firm, association, person or other entity providing services and/or products or a combination thereof which directly or indirectly compete with the Company's Business, and Employee will not undertake planning for or organization of any business activity competitive with the Company's Business or combine or conspire with other employees or representatives of the Company's Business for the purpose of organizing any such competitive business activity.

                           (ii) SOLICITATION OF CUSTOMERS, SUPPLIERS, ETC.
Employee will not, either during the period of employment, or during the period of six (6) months after termination of employment, directly or indirectly, either for itself or for any other person, firm, or corporation, compete for, solicit, divert, or take away, or attempt to divert or take away, any of the customers, suppliers, or advertisers of the Company whom Employee called upon, had contact with, or whom Employee solicited or serviced or with whom Employee became acquainted while engaged as an employee in the Company's business.

                           (iii) SOLICITATION OF EMPLOYEES, ETC. Employee will
not at any time, directly or indirectly, either for itself or for any other person, firm, or corporation, induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor or otherwise) by the Company to terminate his or her employment or engagement.

                  (b)      COVENANT NOT TO COMPETE.

                           (i) OBLIGATIONS OF EMPLOYEE. Employee acknowledges
that, as a key employee, Employee will be involved, on a high level, in the development, implementation and management of the business strategies and plans of the Company. By virtue of Employee's unique and sensitive position and special background, employment of Employee by a competitor of the Company represents a serious competitive danger to the Company and the Business, and the use of Employee's talent and knowledge and information about the Company or the Business can and would constitute a valuable competitive advantage over the Company and the Business. In view of the foregoing, Employee covenants and agrees as follows. For a period of six (6) months after the date of termination of this Agreement, under any circumstances, or the end of the term of this Agreement, Employee will not engage or be engaged, in any capacity, directly or indirectly, including but not limited to as an employee, agent, consultant, Employee, executive, owner or stockholder (except as a passive investor holding less than a 1% equity interest in any enterprise the securities of which are publicly traded) in any business entity doing business within 25 miles of the Company which is engaged in competition with any business conducted by the Company on the date of termination. This Covenant Not to Compete shall survive the termination or expiration of the other provisions of this Agreement.

                           (ii) CONTINUING OBLIGATIONS. Employee agrees that,
for six (6) months following termination of employment with the Company, or the end of the term of this Agreement, Employee shall keep the Company informed of the identification of Employee's employer and the nature of such employment or of Employee's self-employment. The Company agrees that, within fifteen (15) days after receiving notice pursuant to this section of the identification of the prospective employer, the nature of the employment or self-employment or any change therein, the Company will advise Employee as to whether such employment constitutes a violation of this Agreement. Employee further agrees that, for a period of six (6) months following termination of employment with the Company, or the end of the term of this Agreement, Employee shall notify each of his subsequent employers of the existence of this Agreement, and the restrictive covenants contained herein, by delivery of a copy of this Agreement to each such employer.

                           (iii) INJUNCTIVE RELIEF. Employee acknowledges that
the violation of the covenants contained in this Section would be detrimental and cause irreparable injury to the Company and its affiliates which could not be compensated by money damages. Employee agrees that an injunction from the Supreme Court of the State of New York, or other court of competent jurisdiction, is the appropriate remedy for these provisions, and consents to the entry of an appropriate judgment enjoining Employee from violating these provisions in the event there is a find of their breach.

                           (iv) SEVERABILITY. Employee agrees, in the event that
any provision of this Section or any word, phrase, clause, sentence or other portion thereof shall be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Section, as modified, legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions thereof shall not be affected thereby and shall remain valid and enforceable to the fullest extent permitted under applicable laws. A waiver of any breach of the provisions of this Section shall not be construed as a waiver of any subsequent breach of the same or any other provision.

         10. TERMINATION OF EMPLOYMENT; SEVERANCE. Notwithstanding any other provision of this Agreement:

                  (a) TERMINATION "FOR CAUSE" BY COMPANY. During the term of this Agreement, Company may, by action of its Board of Directors (with Employee abstaining from the vote on any such action), terminate Employee's employment with Company "for cause" (as defined in this Section 10(a)), by sending written notice to Employee specifying with reasonable particularity the basis for such termination. Upon any such termination, Employee's right to any further compensation hereunder shall cease and terminate, except that Employee shall be entitled to receive, on the terms and at the times specified in this Agreement:
(i) any salary earned through the date of termination of employment; (ii) the reimbursement of any expenses incurred prior to the date of termination; and
(iii) a severance payment equal to one month's salary. For purposes of this
Section 10(a), termination by Company "for cause" shall mean and include
Employee's: (i) material breach, as determined by the Company, of any proprietary information or confidentiality agreement entered into with Company, including without limitation, the theft or other misappropriation of Company's Confidential Information; (ii) indictment or conviction (including any plea of nolo contendre) of any felony or any crime involving fraud or dishonesty (whether or not related to his employment); (iii) participation in any fraud against Company; or (iv) material breach, as determined by the Company, of his duties to Company, which breach Employee shall have failed to correct within thirty (30) days of receipt of written notification of the same by Company.

                  (b) TERMINATION "WITHOUT CAUSE" BY COMPANY. During the term of this Agreement, Company may, by action of its Board of Directors (with Employee abstaining from the vote on any such action), terminate Employee's employment with Company "without cause" (as defined in this Section 10(b)), by sending written notice to Employee specifying with reasonable particularity the basis for such termination. Upon any such termination, Employee's right to any further compensation hereunder shall cease and terminate, except that Employee shall be entitled to receive, on the terms and at the times specified in this Agreement:
(i) any salary earned through the date of termination of employment; (ii) the reimbursement of any expenses incurred by Employee prior to the date of termination; and (iii) a severance package, in which Employee shall receive an amount equal to (x) Employee's monthly compensation at the time of termination, multiplied by (y) the number of months remaining in the Initial Term or any Renewal Term, as applicable. For purposes of this Section 10(b), an event or occurrence constituting termination "without cause" shall be any termination by Company that is not termination "for cause" as described in Section 10(a) hereof, including without limitation the failure of Company to renew Employee's employment at the end of the Initial Term.

                  (c)      TERMINATION "FOR GOOD REASON" BY EMPLOYEE.

                           (i) During the term of this Agreement, Employee may
terminate his employment with Company "for good reason" (as defined in this Section 10(c)(i)), by sending written notice to Company specifying with reasonable particularity the basis for such termination. Upon any such termination, Employee's right to any further compensation hereunder shall cease and terminate, except that Employee shall be entitled to receive, on the terms and at the times specified in this Agreement: (i) any salary earned through the date of termination of employment; (ii) the reimbursement of any expenses incurred by Employee prior to the date of termination; and (iii) a severance package, in which Employee shall receive an amount equal to (x) Employee's monthly compensation at the time of termination, multiplied by (y) the number of months remaining in the Initial Term or any Renewal Term, as applicable. For purposes of this Section 10(c), termination "for good reason" by Employee shall mean and include: (i) a significant negative change in the nature or scope of Employee's position, authorities, duties or status from those described herein;
(ii) a forced relocation of Employee, (iii) a reduction in total compensation from that provided herein; or (iv) a "change of control" of Company, as defined in Section 10(c)(ii); or (v) a material breach of this Agreement by Company, which breach Company shall have failed to correct within thirty (30) days of receipt of written notification of the same by Employee.

                           (ii) As used in this Section 10(c), "change of
control" of Company shall occur either: (A) upon the sale of a controlling interest in the capital stock of Company in a single transaction or in a group of related transactions to one or more buyers acting in concert; (B) upon the sale of all or substantially all of Company's assets; or (C) upon any corporate merger or consolidation resulting in one or more parties, who did not previously hold a controlling interest in the capital stock of Company, owning a controlling interest in the capital stock of Company or its successor entity.

                  (d) VOLUNTARY TERMINATION BY EMPLOYEE. If Employee desires to voluntarily terminate his employment with Company for any reason other than "for good reason" (as defined in Section 10(c) above), then Employee must give Company at least one (1) month's prior written notice of his intention to do so. Upon any such termination, Employee's right to any further compensation hereunder shall cease and terminate, except that Employee shall be entitled to receive, on the terms and at the times specified in this Agreement: (i) any salary earned through the date of termination; (ii) the reimbursement of any expenses incurred by Employee prior to the date of termination; and (iii) a severance payment equal to one month's salary. For purposes of this Section 10(d), an event or occurrence constituting voluntary termination shall be any termination by Employee that is not termination "for good reason" as described in Section 10(c) hereof.

                  (e) TERMINATION ON DISABILITY. If, during the term of this Agreement, Employee has become "disabled" (as defined in this Section 10(e)), then Company may, by action of its Board of Directors (with Employee abstaining from the vote on any such action), terminate Employee's employment with Company, upon written notice to Employee. Upon any such termination, Employee's right to any further compensation hereunder shall cease and terminate, except that Employee shall be entitled to receive, on the terms and at the times specified in this Agreement: (i) any salary earned through the date of termination; (ii) the reimbursement of any expenses incurred by Employee prior to the date of termination; and (iii) a severance package, in which Employee shall receive an amount equal to (x) Employee's monthly compensation at the time of termination, multiplied by (y) the number of months remaining in the Initial Term or any Renewal Term, as applicable. For purposes of this Section 10(e), Employee shall be deemed to be "disabled" if, in the opinion of a medical doctor selected by Company, he has been unable to perform, due to physical or mental disability, substantially all of his duties of employment for a period of sixty (60) days within any twelve (12) consecutive calendar months. In the event of a dispute as to whether or not Employee shall be considered to be disabled, such facts shall be determined by a medical doctor selected jointly by each of the medical doctors engaged by Employee and Company.

                  (f) TERMINATION ON DEATH. In the event of Employee's death during the term of this Agreement, then this Agreement shall automatically terminate upon the date of death. Upon any such termination, Employee's right to any further compensation hereunder shall cease and terminate, except that Employee's estate (or a beneficiary otherwise designated in writing by Employee) shall be entitled to receive, on the terms and at the times specified in this
Agreement: (i) any salary earned through the last day of the month of Employee's death; (ii) the reimbursement of any expenses incurred by Employee prior to the date of death; and (iii) a severance package, in which Employee's estate (or designated beneficiary) shall receive an amount equal to (x) Employee's monthly compensation at the time of termination, multiplied by (y) the number of months remaining in the Initial Term or any Renewal Term, as applicable.

                  (g) RESIGNATION ON TERMINATION. Upon the termination of this Agreement, whether by reason of its expiration or non-renewal, Employee shall promptly submit to Company a written resignation from all positions held in Company, if any, including without limitation any position as an officer or director of Company.

                  (h) TIMING OF PAYMENTS. Any payments required to be made under this Section 10 to Employee shall be due and payable within sixty (60) days after the date of termination.

         11. SURVIVAL. Except as specifically provided herein, the provisions of Sections 7, 8, 9, 10, 11, 12 and 13 hereof shall survive any expiration, termination or non-renewal of this Agreement.

         12. PRIOR AGREEMENTS. Employee represents to Company: (a) that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder; and (b) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound. Employee agrees that this Agreement shall supersede and replace in their entirety the Employment Agreements dated April 1 and April 2, 2001 between Employee and Company and that such previous agreements shall be of no further force or effect.

         13.      MISCELLANEOUS.

                  (i) NOTICES. All notices, requests, demands and other communications required or permitted to be made hereunder shall be in writing and shall be given by personal delivery, by registered or certified mail, return receipt requested, first class postage prepaid, or by nationally recognized overnight delivery service, in each case addressed to the party entitled to receive the same at the address specified below:


(i)      If to Employee, then to:            (ii)     If to Company, then to:

                Mr. Samuel Cohen                          Valesc Inc.
                 c/o Valesc Inc.                  2300 Coit Road, Suite 300B
           2300 Coit Road, Suite 300B                   Plano, TX 75075
                 Plano, TX 75075



Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice. Notice shall be deemed to be effective, if personally delivered, when delivered; if mailed, at midnight on the third business day after being sent by registered or certified mail; and if sent by nationally recognized overnight delivery service, on the next business day following delivery to such delivery service.

                  (j) AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented only by written agreement duly executed and delivered by each of the parties hereto.

                  (k) WAIVERS. No waiver of any of the provisions of this Agreement shall be valid or effective unless in writing and signed by the parties against whom such waiver is sought to be enforced, and no waiver of any breach or condition of this Agreement shall be deemed to be a continuing waiver or a waiver of any other breach or condition.

                  (l) GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

                  (m) COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  (n) HEADINGS. The headings of the sections of this Agreement are for reference purposes only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

                  (o) ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between and among the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, inducements and conditions, whether express or implied, oral or written, except as herein contained. The express terms hereof shall control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

                  (p) SUCCESSORS AND ASSIGNS. Neither party shall have the right or power to assign or transfer any of its rights or delegate any of its duties hereunder without the express prior written consent of all other parties hereto, except that Company may assign this Agreement to any successor-in-interest to all or substantially all of its business. Subject to the foregoing restriction, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

                  (q) SEVERABILITY. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be found to be invalid or unenforceable in whole or in part under applicable law.

                  (j) ARBITRATION. Except as otherwise provided in Section 9(b)(iii), any dispute arising under or in connection with this Agreement or the transactions contemplated herein shall be subject to arbitration before the American Arbitration Association at the facility nearest the Company's principal place of business.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized agents on the day and year first above written.

                                   VALESC INC.



                                   By: ___________________________
                                          Name:
                                          Title:


                                   -------------------------------
                                   SAMUEL COHEN













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